Addendum

                                       To

                              Consulting Agreement

                                    Preamble

         THIS ADDENDUM TO CONSULTING AGREEMENT, is made and entered into effective June 30, 2000, by and between WorldCast Interactive, Inc., a Florida corporation, having its principle office at 20283 State Road 7, Suite 300. Boca Raton, Florida 33498 ("Company"), Perrins Management Corporation, California Corporation, having its principle office at 1128 Foxhurst Way, San Jose, California 95120 ("Consultant") and Robert H. Perrins, Jr., an individual, having his principal office at 1128 Foxhurst Way, San Jose, California 95120 ("Bob Perrins").

                                    Recitals

         WHEREAS, Company has engaged Consultant as an independent contractor to provide services to Company, including its subsidiaries, ConvergIT and Cable Tech, Inc., as set forth in a Consulting Agreement dated May 8, 2000;

         WHEREAS, Company desires to expand the scope of services to be provided by Consultant pursuant to said Consulting Agreement;

         NOW THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

                                    Agreement

         A. For a period of one year commencing July 1, 2000, Consultant shall actively assist Company in its endeavors to (i) identify merger and acquisition targets, (ii) conduct its due diligence investigation of such targeted business enterprises, (iii) negotiate the terms of such acquisitions and mergers, and
(iv) maintain favorable relations with the principals of the targeted business enterprises pending closing of such mergers and acquisitions.

         B. In consideration of the services of Bob Perrins provided in accordance with this Addendum, Company shall grant and issue to Bob Perrins 4,000,000 units of WorldCast Interactive, Inc., Share Appreciation Rights (SAR) convertible into 4,000,000 shares of common stock of the Company (conversion ratio of 1:1) or, alternatively, and at the sole election of Bob Perrins, each SAR unit may be converted into cash at the rate of $0.40 per SAR unit, subject, in each case, to the claw-back provision set forth in paragraph D, below.

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         C. Bob Perrins shall be restricted from making any election to convert
SAR units into either common stock or cash for a period of one (1) year from the effective date of this Agreement.

         D. In the event that the share price of common stock of Company is $2.00 per share or more on July 1, 2001, then 3,000,000 of the 4,000,000 SAR units issued to Bob Perrins shall be cancelled and the total consideration to which Bob Perrins shall be entitled for the services provided hereunder shall be the remaining 1,000,000 SAR units. For purposes of this paragraph, the price of the common stock of the Company on July 1, 2001, shall be deemed to be $2.00 per share if, at any time during the ninety (90) day period between April 1, 2001, and June 30, 2001, the average closing price of the common stock of the Company is equal to or greater than $2.00 per share for fifteen (15) consecutive trading days.

         E. Any and all SAR units that are converted into common stock and traded on the NASDAQ Exchange shall be subject to any and all applicable rules of the Securities and Exchange Commission (SEC).

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of June 30, 2000.

                                       WorldCast Interactive, Inc.


                                       ----------------------------------------
                                       Ahmad Moradi, CEO

                                       Perrins Management Corporation

                                       ----------------------------------------
                                       Robert H. Perrins, Jr., CEO


                                       ----------------------------------------
                                       Robert H. Perrins, Jr., an individual